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Exhibit 99.1
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CONTACT:
Carolyn Underwood                            Douglas MacDougall
Vice President, Commercial Operations        Priscilla Harlan
Triangle Pharmaceuticals, Inc.               Feinstein Kean Partners Inc.
(919) 493-5980                               (617) 577-8110

FOR IMMEDIATE RELEASE:
----------------------

                        TRIANGLE PHARMACEUTICALS ANNOUNCES
                             SALE OF PREFERRED STOCK

DURHAM, NC, DECEMBER 28, 1998 - Triangle Pharmaceuticals, Inc. (Nasdaq:
VIRS) today announced the sale of 170,000 shares of Preferred Stock to selected institutional investors for $17 million. Vector Securities International, Inc. served as placement agent for the financing.

Each share of Preferred Stock will convert into ten shares of Common Stock upon the earlier of receipt of stockholder approval or the first anniversary of the closing of the sale. The holders of the Preferred Stock remaining outstanding after June 15, 1999 shall receive a dividend of $5.00 per share upon the conversion of the Preferred Stock into Common Stock. This dividend will be payable, at the Company's option, in cash or Common Stock. The Company has also agreed to file a resale registration statement with the Securities and Exchange Commission relating to the sale of the Common Stock issuable upon conversion of the Preferred Stock within 30 days after the conversion date.

The Company intends to use the net proceeds from the sale of the preferred stock for general corporate purposes, including drug development programs such as preclinical testing and clinical trials, the payment of license fees, the costs of obtaining patent protection and other payments to licensors, the potential acquisition of additional drug candidates, the development of a commercial infrastructure, the development of computerized systems to support clinical trials and working capital.

This sale is in addition to the 4.8 million shares of Common Stock which the Company agreed to sell to other institutional and accredited investors, previously announced in a press release dated December 15, 1998. The closing of this earlier financing will occur concurrently with the declaration of effectiveness of a resale registration statement relating to such shares.

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Triangle Pharmaceuticals, Inc., based in Durham, North Carolina, is engaged in the development of new drug candidates primarily in the antiviral area, with a particular focus on therapies for the human immunodeficiency virus, including the acquired immunodeficiency syndrome, and hepatitis B virus. Prior to their employment with the Company, members of the Company's management team played instrumental roles in the identification, clinical development and commercialization of several leading antiviral therapies. More information about Triangle's portfolio, management and product development strategy is available on the Triangle website at:
HTTP://WWW.TRIPHARM.COM.

Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to successfully complete pivotal clinical trials, the Company's future capital needs, the inability to commercialize FTC and DAPD due to other patent rights held by third parties, the Company's ability to obtain additional funding, patent protection and required regulatory approvals for its drug candidates, the development of competitive products by others, the cost of coactive therapy and the extent to which coactive therapy achieves market acceptance, the Company's success in identifying new drug candidates, acquiring rights to the candidates on favorable terms and developing any candidates to which the Company acquires any rights, and these and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those projected in this press release. The Company disclaims any obligation to update statements in this press release.